UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2022

THE ARENA GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

delaware	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, 24th Floor, New York, New York	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-321-5002

(Former Name, or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, par value $0.01 per share	AREN	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2022, The Arena Group Holdings, Inc., formerly known as theMaven, Inc., a Delaware corporation (the “Company,” “our,” “we,” or “us”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with B. Riley Securities, Inc. (“B. Riley Securities”) as representative of the underwriters named therein (the “Underwriters”), relating to a firm commitment offering of an aggregate of 3,636,364 of shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a public offering price of $8.25 per share. In addition, we granted the Underwriters a 30-day option to purchase from the Company up to an additional 545,454 of shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”).

The offering of the Shares is being made pursuant to our registration statement on Form S-1 (File No. 333-262111), as amended by Pre-Effective Amendment No. 1 filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2022, by Pre-Effective Amendment No. 2 filed February 7, 2022 with the SEC, and by Pre-Effective Amendment No. 3 filed February 9, 2022 with the SEC (collectively the “Registration Statement”), which the SEC declared effective on February 10, 2022, and the final prospectus, which will be filed with the SEC. The closing of the offering is scheduled for February 15, 2022.

We estimate the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $27.3 million ($31.6 million if the Underwriter’s option to purchase additional shares of our common stock is exercised in full).

We intend to use the net proceeds from this offering for the initial cash portion of the purchase price of the acquisition of Athlon Holdings, Inc. (as described in the Registration Statement) and our working capital and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties, covenants, agreements, and indemnification, including for liabilities under the Securities Act of 1933, as amended. In addition, pursuant to the terms of the Underwriting Agreement, we and our executive officers, directors, and certain holders of outstanding shares of our common stock have agreed to certain “lock-up” agreements with the Underwriter, subject to certain exceptions, not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the prospectus continuing through the date 90 days, in the case of certain stockholders, or 120 days, in the case of us and our executive officers and directors, following the date of the Underwriting Agreement without the prior written consent of the representative of the Underwriter.

The foregoing descriptions of the Underwriting Agreement are not complete and are qualified in their entirety by reference to the complete document, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations, warranties, covenants, and agreements contained therein, were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The opinion of Baker & Hostetler LLP, relating to the validity of the Shares in connection with the offering was filed as Exhibit 5.1 to the Pre-Effective Amendment No. 1 to the Registration Statement.

Item 8.01 Other Events

On February 11, 2022, we issued a press release announcing that we priced the offering of an aggregate of 3,636,364 Firm Shares. In addition, the press release also announced that our Common Stock began trading on the NYSE American at the open of the market on February 9, 2022 under the symbol “AREN.” The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits	Description of Exhibit
1.1	Underwriting Agreement dated February 10, 2022, between The Arena Group Holdings, Inc. and B. Riley Securities, Inc., as representative of the several underwriters

99.1	Press Release dated February 11, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: February 11, 2022	By:	/s/ Douglas B. Smith
	Name:	Douglas B. Smith
	Title:	Chief Financial Officer